Exhibit 15

September 7, 2010

To the Board of Directors and Shareholders

of Limited Brands, Inc.:

We are aware of the incorporation by reference in the following Registration Statements of Limited Brands, Inc. and, with respect to the Registration Statement on Form S-3, in the related Prospectus:

Registration Statement (Form S-3 POSASR No. 333-146420)

Registration Statement (Form S-4 No. 333-163026)

Registration Statement (Form S-8 No. 33-49871)

Registration Statement (Form S-8 No. 333-110465)

Registration Statement (Form S-8 No. 333-04927)

Registration Statement (Form S-8 No. 333-04941)

Registration Statement (Form S-8 No. 333-118407)

Registration Statement (Form S-8 No. 333-161841);

of Limited Brands, Inc. of our report dated September 7, 2010 relating to the unaudited consolidated interim financial statements of Limited Brands, Inc. and its subsidiaries that are included in its Form 10-Q for the quarter ended July 31, 2010.

/s/ Ernst & Young LLP

Columbus, Ohio